Exhibit 99.1

JDSU Announces Completion of $200 Million Stock Repurchase Program

Milpitas, California, July 11, 2008 –JDSU (Nasdaq: JDSU) today announced the completion of the company’s stock repurchase program. The Board of Directors authorized the repurchase of up to $200 million of JDSU’s common stock on May 15, 2008. The Company repurchased a total of 17,235,900 shares. As of July 11, 2008 the total outstanding shares are 214,369,793.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU is also a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Contact Information

Investors: Michelle Levine, 408-546-4421 or michelle.levine@jdsu.com

Press: Kathleen Greene, 408-546-5852 or kathleen.greene@jdsu.com